Exhibit 99.1

EXPLANATION OF RESPONSES

(1)  Prior to the transaction reported herein, Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership (together with two affiliated partnerships, “WPEP”), owned an aggregate of 4,485,216 shares of the common stock, par value $0.001 per share (the “Shares”), of InterMune, Inc. (the “Issuer”).  On June 7, 2011, WPEP distributed an aggregate of 4,468,735 Shares of the Issuer held by it to its partners on a pro rata basis (the “WP Distribution”), with no consideration being paid to WPEP in connection therewith.

Mr. Jonathan S. Leff, a director of the Issuer (the “Reporting Person”), is a General Partner of Warburg Pincus & Co., a New York general partnership (“WP”), and a Managing Director and a Member of Warburg Pincus LLC, a New York limited liability company (“WP LLC”).  Warburg Pincus Partners, LLC, a New York limited liability company and a subsidiary of WP (“WPP LLC” and, together with WPEP, WP and WP LLC, the “Warburg Pincus Entities”), is the general partner of WPEP.  WPEP is managed by WP LLC.  Charles R. Kaye and Joseph P. Landy, each a United States citizen, are a General Partner of WP and a Co-President and a Managing Member of WP LLC and may each be deemed to control the Warburg Pincus Entities.  By reason of the provisions of Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the “Act”), the Reporting Person and each of WPP LLC, WP, WP LLC and Messrs. Kaye and Landy may be deemed to be the beneficial owner of an indeterminate portion of the Shares held by WPEP.  The Reporting Person disclaims beneficial ownership of all Shares of the Issuer held by WPEP except to the extent of any direct pecuniary interest therein.  Each of the Warburg Pincus Entities disclaims beneficial ownership of all Shares of the Issuer in which such Warburg Pincus Entity does not have a direct pecuniary interest.  Messrs. Kaye and Landy disclaim beneficial ownership of all Shares of the Issuer held by WPEP except to the extent of any direct pecuniary interest therein.  The address of each of the Reporting Person, the Warburg Pincus Entities, and Messrs. Kaye and Landy is 450 Lexington Avenue, New York, New York 10017.

(2)  In connection with the WP Distribution, an aggregate of 18,718 shares were transferred to the Reporting Person in his personal capacity.  The Reporting Person may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Act) in an indeterminate portion of the Shares held by WPEP.  Of the Shares of the Issuer indicated as being owned by the Reporting Person, 16,481 Shares of the Issuer are included because of his affiliation with the Warburg Pincus Entities and 79,726 Shares of the Issuer are directly held by the Reporting Person.  The Reporting Person disclaims beneficial ownership of the Shares held by the Warburg Pincus Entities, except to the extent of any direct pecuniary interest therein.